Exhibit 99.1

Chelsea Therapeutics Reports Data Demonstrating Sustained Symptomatic Benefit of

Northera in Neurogenic Orthostatic Hypotension Over 12-Month Treatment Period

•	Patients Continue to Report Statistically Significant 2.8 unit Improvement in OHQ Composite Scores Following 12 Months of Open Label Treatment with Northera (p<0.001)

•	Parkinson’s Disease Patients Maintain 50% Improvement (p<0.001) in Signs and Symptoms of Neurogenic Orthostatic Hypotension After One Year of Treatment with Northera

•	Patients Treated with Northera Consistently Demonstrated Greater than 12 mmHg Improvement in Standing Systolic Blood Pressure After One-Year Treatment Period (p<0.01)

CHARLOTTE, NC, January 20, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) reported new 12-month data from Study 303, a safety extension study from its Phase III NORTHERA™ (droxidopa) registration program in symptomatic neurogenic orthostatic hypotension (NOH). Preliminary, top-line results demonstrate Northera provides clinically meaningful and durable symptomatic improvements in patients with NOH throughout a one-year observation period. The data also validate that the drug is safe and well tolerated following extended dosing up to two years.

In May of 2010, Chelsea reported preliminary data from the first 75 patients to complete three months of treatment with Northera. That data demonstrated patients taking Northera reported a mean decrease of 3.2 units in their Orthostatic Hypotension Questionnaire (OHQ) composite score (p<0.001), representing a greater than 50% reduction in the signs and symptoms of NOH when compared with baseline, established prior to drug treatment. In addition, blood pressure assessments supported the strong symptomatic benefit in patients taking Northera, as patients treated for three months showed a statistically significant (p<0.001) mean improvement of 13.4 mmHg in standing systolic blood pressure (SBP) compared with baseline.

Following the initial three-month evaluation, patients were eligible to continue receiving Northera and were subsequently evaluated for efficacy after six and 12 months of continuous treatment. At the conclusion of the study, a total of 102 patients had received treatment with Northera in Study 303 with 2 patients reaching 24 months of treatment, 14 reaching 18 months, 55 patients reaching at least 12 months, and 63 patients treated for at least 6 months.

Efficacy Findings:

After six months of open-label treatment, patients taking Northera reported a mean OHQ composite score of 3.4, reflecting a reduction of 2.9 units (p<0.001) from the mean baseline OHQ composite score of 6.3, established prior to drug treatment. By month 12, patients reported a mean OHQ composite score of 3.5, or a 2.8 unit (p<0.001) improvement from baseline.

In addition to the efficacy seen in the full patient population, results of Study 303 strongly support the robust efficacy of Northera in treating NOH associated with Parkinson’s disease (PD) with the subset of 38 PD patients demonstrating the strongest sustained symptomatic response to prolonged treatment. Following six months of treatment, the PD subgroup reported a mean OHQ composite score of 3.0 compared to 6.3 at baseline, reflecting a statistically significant (p<0.001) 3.3 unit improvement. At 12 months, the PD subgroup had sustained a 50% percent improvement from baseline in the signs and symptoms of NOH as evidenced by a mean OHQ composite score of 3.1, reflecting a statistically significant (p<0.001) 3.2 unit improvement.

Finally, patients receiving Northera also experienced durable increases in blood pressure along with their strong symptomatic improvements, achieving a statistically significant mean improvement of 12.4 mmHg (p<0.01) in standing SBP after 12 months of therapy compared with baseline. PD patients had a similarly robust 10.8 mmHg improvement (p<0.05) in standing SBP after 12 months of treatment.

“The robust long-term efficacy data from Study 303 provides compelling support for the efficacy established in our double-blind Phase III trials,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “For 89% of patients afflicted with severe, progressive neurodegenerative diseases and their physicians to report an improvement in symptoms after a year of treatment points to the impressive, durable clinical benefits and clearly establishes Northera as a promising new chronic therapy for symptomatic neurogenic orthostatic hypotension.”

Safety Findings:

Analysis of the safety data compiled over the full, 24-month, open-label treatment period continues to support the safety and tolerability of Northera. The incidence of adverse events reported in Study 303 that were identified as either possibly, probably or definitely related to drug was low with only headache (7.8%), somnolence (4.9%) and muscle spasms (2.9%) exceeding 2% and one patient with multiple system atrophy that died due to respiratory arrest of unknown cause which was noted as having a possible causality to study drug. There were four other reported deaths, none related to study drug, but rather to concomitant illness or the progression of associated neurodegenerative diseases such as multiple system atrophy in which the average life expectancy following positive diagnosis is approximately 7 years.

As in prior studies, the incidence of supine hypertension remained low with only 8 patients had transient measurements of supine SBP >200mmHg and 23 patients had transient measurements of supine SBP >180mmHg during the 24-month period. Significantly, the incidents of supine hypertension were not sustained for prolonged periods and only one patient discontinued treatment due to hypertension.

“These data confirm that Northera is not only very safe when administered in chronic doses up to 600 mg tid for a year or more, but most importantly does not result in increases in standing or supine hypertension beyond what is commonly observed in these patients,” commented Dr. William Schwieterman, Chief Medical Officer of Chelsea Therapeutics. “With these data we now have accumulated a very large and compelling safety database for our NDA, including over 20 years of post-marketing data from Japan, that establishes the remarkable safety of Northera in patients with NOH and strengthens our belief that a black box warning for supine hypertension in the label is not warranted.”

About Neurogenic Orthostatic Hypotension

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, and syncope. Symptoms of chronic NOH can be incapacitating, putting patients at high risk for falls and associated injuries, generating significant health care costs and also severely affecting the quality of life of patients and their loved ones. The only FDA-approved treatment for orthostatic hypotension has a black box warning indicating that the drug has not been shown to be effective in alleviating the symptoms of the condition and is associated with a pronounced side-effect profile including significant supine hypertension.

About Northera™

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-4051, our need to raise operating capital, our history of losses, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com